EXHIBIT 99.1 CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 25, 2023--Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2023.

(in thousands, except share and per share data)

Net income for the three months ended March 31, 2023 was $1,140, or $0.20 per share-basic and diluted, a decrease of $896, or 44.01%, from net income of $2,036, or $0.36 per share-basic and diluted for the same quarter in 2022.

First Quarter Highlights

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Total revenues, or interest and non-interest income, for the three months ended March 31, 2023 totaled $13,395, an increase of $1,808, or 15.60%, compared to the same quarter in 2022. The increase in total revenue is primarily attributed to an increase of $1,978, or 21.85%, in interest income.

●

Allowance for credit losses (“ACL”) to loans was 1.06% as of March 31, 2023 compared to 0.90% as of December 31, 2022 and 0.82% as of March 31, 2022. The increase in ACL to loans was primarily attributed to the implementation of Accounting Standard Update (“ASU”) 2016-13 as of January 1, 2023.

●

During the quarter, the Company’s book value per share increased to $7.35 as of March 31, 2023, compared to $6.97 as of December 31, 2022. The increase is primarily due to a decrease in medium term treasury yields causing an increase in the value of the securities portfolio.

●	Total non-performing assets decreased $101, or (2.36%), to $4,177 at March 31, 2023, compared to $4,278 at December 31, 2022, and decreased $805, or (16.16%), compared to $4,982 at March 31, 2022.

Net Interest Income

Net interest income for the three months ended March 31, 2023 was $7,678, a decrease of $1,132, or (12.85%), compared to $8,810 for the three months ended December 31, 2022, and a decrease of $609, or (7.35%), compared to $8,287 for the three months ended March 31, 2022. The net interest margin (“NIM”) was 2.56% for the three months ended March 31, 2023 compared to 2.87% for the three months ended December 31, 2022 and 2.69% for the same period in 2022.

The linked-quarter decrease in net interest income is primarily a result of the increase in interest expense related to deposits and other borrowed funds resulting in an increase of interest expense of $1,199, or 55.64%, compared to the prior quarter. Management expects continued pressure on NIM given the current interest rate environment.

Credit Quality

The Company’s non-performing assets decreased by $101, or (2.36%), to $4,177 at March 31, 2023 compared to $4,278 at December 31, 2022, and decreased $805, or (16.16%), compared to $4,982 at March 31, 2022. The primary cause of the decrease is the decrease in loans 90+ days past due and still accruing.

Net recoveries for the quarter were $71. Net (recoveries)/charge-offs to average net loans were (0.01%) at March 31, 2023 compared to (0.03%) at March 31, 2022.

As a result of the aforementioned facts, coupled with a decrease of $18,351 in loans outstanding during the quarter, the provision for credit losses for the three months ended March 31, 2023 was $6. The provision was primarily driven by qualitative factor adjustments due to inflationary risk concerns on both the local and national economy and overall economic uncertainty. The allowance for credit losses to loans held for investment (“LHFI”) was 1.06% and 0.82% at March 31, 2023 and 2022 respectively, and 0.90% at December 31, 2022, representing a level management considers commensurate with the present risk in the loan portfolio.

Non-interest Income

Non-interest income decreased for the three months ended March 31, 2023, by $348, or (12.84%), compared to the three months ended December 31, 2022 and decreased by $170, or (6.71%), compared to the same period in 2022.

The decrease in non-interest income was primarily due to the decrease in secondary market mortgage loan origination income directly attributable to the rise in mortgage rates throughout 2022.

Non-interest Expense

Non-interest expense increased for the three months ended March 31, 2023, by $242, or 2.85%, compared to the three months ended December 31, 2022 and increased by $440, or 5.30%, compared to the same period in 2022.

The increase in non-interest expense is mainly attributable to an increase in salaries and employee benefits due to an overall tight labor market.

Capital

Book value per share increased to $7.35, or 5.45%, per share at March 31, 2023 from $6.97 at December 31, 2022 but decreased from $11.27 per share, or (34.78%), at March 31, 2022.

The linked quarter-over-quarter increase primarily reflects the decrease in medium term treasury yields during the quarter. The decrease in book value per share from March 31, 2022 to 2023 was driven by the historical increase in medium term treasury yields throughout 2022. The Company’s accumulated other comprehensive loss increased to ($79,822) at March 31, 2023 compared to ($55,477) at March 31, 2022, driven by unrealized losses in our securities portfolio. The unrealized losses decreased the Company’s book value by ($24,345), or $4.35 per share, during 2022, but was partially offset by an increase in earnings in excess of dividends paid.

Dividends

The Company paid aggregate cash dividends in the amount of $1,346, or $0.24 per share, during the three-month period ended March 31, 2023 compared to $1,343, or $0.24 per share, for the same period in 2022.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-seven banking locations in fourteen counties throughout the state of Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through third party partnerships and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company's transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, https://www.thecitizensbankphila.com/investor-relations.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
INTEREST INCOME
Loans, including fees	$7,323	$7,307	$6,397
Investment securities	3,370	3,400	2,644
Other interest	339	258	13
	11,032	10,965	9,054

INTEREST EXPENSE
Deposits	1,820	958	556
Other borrowed funds	1,534	1,197	211
	3,354	2,155	767

NET INTEREST INCOME	7,678	8,810	8,287

PROVISION FOR CREDIT LOSSES	6	28	93

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,672	8,782	8,194

NON-INTEREST INCOME
Service charges on deposit accounts	914	965	945
Other service charges and fees	1,037	1,038	1,025
Other noninterest income	412	708	563
	2,363	2,711	2,533

NON-INTEREST EXPENSE
Salaries and employee benefits	4,695	4,292	4,439
Occupancy expense	1,845	1,957	1,775
Other noninterest expense	2,201	2,250	2,087
	8,741	8,499	8,301

NET INCOME BEFORE TAXES	1,294	2,994	2,426

INCOME TAX EXPENSE	154	531	390

NET INCOME	$1,140	$2,463	$2,036

Earnings per share - basic	$0.20	$0.44	$0.36

Earnings per share - diluted	$0.20	$0.44	$0.36

Dividends paid	$0.24	$0.24	$0.24

Average shares outstanding - basic	5,595,320	5,595,320	5,587,070

Average shares outstanding - diluted	5,595,320	5,595,320	5,587,070

	For the Period Ended,
	March 31,	December 31,	March 31,
	2023	2022	2022
Period End Balance Sheet Data:
Total assets	$1,289,469	$1,324,002	$1,348,692
Total earning assets	1,174,575	1,192,279	1,245,299
Loans, net of unearned income	567,240	585,591	583,194
Allowance for credit losses	6,017	5,264	4,776
Securities held-to-maturity, at amortized cost	402,237	406,590	-
Securities available for sale, at fair value	201,740	201,322	600,766
Total deposits	1,115,826	1,126,402	1,149,580
Securities sold under agreement to repurchase	98,532	127,574	105,795
Short-term borrowings	-	-	-
Long-term debt	18,000	18,000	18,000
Shareholders' equity	41,124	39,024	62,950
Book value per share	7.35	6.97	11.27

Period End Average Balance Sheet Data:
Total assets	1,336,480	1,343,234	1,352,709
Total earning assets	1,218,404	1,231,084	1,255,510
Loans, net of unearned income	582,169	587,034	578,974
Securities held-to-maturity, at amortized cost	404,719	137,276	-
Securities available for sale, at fair value	201,328	486,223	642,213
Total deposits	1,114,446	1,127,937	1,127,727
Securities sold under agreement to repurchase	142,853	113,893	90,510
Short-term borrowings	8,014	7,890	8,711
Long-term debt	18,000	18,000	18,000
Shareholders' equity	39,693	62,890	95,462

Period End Non-performing Assets:
Non-accrual loans	2,993	2,988	3,545
Loans 90+ days past due and accruing	5	111	16
Other real estate owned	1,179	1,179	1,421

	As of
	March 31,	December 31,	March 31,
	2023	2022	2022

Year to Date Credit Performance Ratios:
Non-performing assets to loans	0.74%	0.73%	0.85%
Allowance for credit losses to loans	1.06%	0.90%	0.82%
Allowance for credit losses to non-performing loans	200.70%	169.86%	134.12%
Net (recoveries)/charge-offs to average net loans	-0.01%	-0.11%	-0.03%

Year to Date Performance Ratios:
Return on average assets(1)	0.34%	0.72%	0.60%
Return on average equity(1)	11.49%	15.30%	8.53%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.56%	2.80%	2.69%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank